Exhibit 99.1

Computer Horizons Corp.
4Q05 and Full Year 2005 Conference Call Transcript
March 13, 2006

This conference call contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe,”  “expect,”  “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, but not limited to, risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost reduction initiatives, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, conference calls and other communications.  All forward-looking statements included in this conference call are based on information available to the Company on the date hereof.  The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this conference call to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

C O R P O R A T E  P A R T I C I P A N T S

 Dennis Conroy
 Computer Horizons Corp. - President & CEO

 Mike Shea
 Computer Horizons Corp. - CFO

 Brian Delle Donne
 Computer Horizons Corp. - EVP & COO

David Reingold
 Computer Horizons Corp. - SVP Marketing & IR

P R E S E N T A T I O N

Operator

 Good morning and welcome to the Computer Horizons reports fourth-quarter and full-year 2005 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS) I will turn the call over to David Reingold, Senior Vice President of Marketing and Investor Relations.

 David Reingold - Computer Horizons Corp. - SVP Marketing & IR

 Thank you. Welcome to the Computer Horizons fourth-quarter and year-end 2005 earnings conference call. Today’s call is being recorded. Except for historical information, all the statements, expectations, and assumptions contained with the following conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially.

Such statements are based upon, among other things, assumptions made by information currently available to management, including management’s own acknowledgment and assessments of Computer Horizons’ industry and competition. Actual results may differ materially from those projected or implied in any statements in addition to the above factors with the Securities Exchange Commission, press releases, and other communications. I would now like to turn the call over to Dennis Conroy.

 Dennis Conroy - Computer Horizons Corp. – President  & CEO

 Good morning. Welcome, everyone, and thanks for joining us. I am Dennis Conroy, Computer Horizons’ President and Chief Executive Officer; and on the call with me today am Brian Delle Donne, our Chief Operating Officer; Mike Shea, our Chief Financial Officer; and as you just heard, David Reingold, our Senior Vice President of Marketing and Investor Relations.

Today I will give you a wrap-up on operations for the fourth quarter and year ended December 31, 2005. I will comment on our fourth-quarter assessment of CHC operations and the subsequent realignment activities initiated in December of 2005. Mike Shea will then discuss our financial results. Then I will return to provide an update on our review of strategic alternatives, some summary comments, and our outlook for 2006. Finally we will take your questions.

As you are aware, 2005 was a year of turmoil for Computer Horizons. The Company had internal and external distractions that impeded market focus and effective operations. A proxy campaign in the late summer turned back an initiative aimed at merging CHC with Analysts International. Shortly thereafter, a second proxy campaign and shareholder vote led to a complete turnover of the Board and the appointment of two new executives in mid-October 2005.

When Executive Vice President and COO Brian Delle Donne and I joined CHC, we began a review of the Company’s strategic and operational strengths and weaknesses, its structure, policies, and management team. We uncovered a foundation of talent, long-standing customer relationships, and a services portfolio for which we see rising demand.

However, we also found need for repair. As you might expect, because of the many distractions of the last few years, CHC had relaxed its attention to the fundamentals of the business, particularly in the commercial business unit, our largest. We saw the need for clearer, measured accountabilities, a sharper focus on selling more selectively services that we can deliver well and profitably, and appropriately aligned performance goals and incentives.

In our Federal and Chimes business units, we saw upside potential and have worked with these management teams to boost business development, growth, and bottom-line performance.

At the same time and as this new Board promised, we launched in November, with the help of Jefferies Broadview, an initiative to identify and evaluate strategic alternatives, an initiative that could result in the sale of CHC in whole or in part to new owners.

Now let me profile for you progress on each of these parallel tracks, both ultimately aimed at higher shareholder value. First I will walk you briefly through the changes made at each of the operating units.

As you know, in December of 2005 we announced plans to reposition the Commercial Services division, which contributed more than 70% of CHC’s 2005 and 2004 total revenues. With the actions taken during the last quarter of 2005, we believe we are now positioned for better performance in 2006.

We reorganized what had been a highly centralized organization, in which accountabilities had become diffused and performance was difficult to track, into five consolidated geographic regions for staffing, sales, recruiting, and operations. We also established a Solutions group to oversee our project-based services and an Education group to spearhead our training services. We call it CHED. All of this is within the commercial unit.

This restructuring will encourage closer collaboration between sales and delivery at the customer level and facilitate clearer and more timely measurement of results.

We also have sharpened our focus on a more limited but deeper suite of offerings in our Solutions practice, where we can capitalize on our strengths, grow, effectively draw on CHC-controlled development sites, and raise margins. Concomitantly we eliminated some corporate overhead.

The collective impact of these actions includes a $1.5 million charge to fourth-quarter earnings and an anticipated $4.2 million annualized reduction of operating expenses in 2006.

The Federal business unit management team, in an effort to rationalize lines of service, restructured into three divisions. With the effort devoted to completing the conversion of all of our contracts to unrestricted status behind us, and the recent strengthening of our business development team, we can now turn our full attention to the pursuit of new and additional business. We believe that 2006 will see a return to top-line growth and continued solid bottom-line results.

Our Chimes business moves into 2006 with an expanded suite of services, a stronger focus on sales, and continued emphasis on customer service and innovation.

We closed 2005 with strong year-over-year top-line growth of about 23% and improved bottom-line performance. We have strengthened the management team and business development, and we are seeing growing acceptance of our business service model and its capacity to take on a broader role in contingent workforce management. All in all, we are encouraged about the outlook for 2006 performance.

Now let me tell you what I can about our work with Jefferies Broadview to explore appropriate strategic alternatives to maximize shareholder value. We have made significant progress. We have received various expressions of interest, and we are working with a number of parties in the process.

When we can inform you further, we will. So keep in mind, I have told you about what I can at this point; and we will not be able to entertain any additional questions on this topic.

Now I would like to return for a moment to our operational performance in the fourth quarter of 2005 at each of our business units. Remember that we launched our review and repositioning during the fourth quarter, which typically is a seasonally soft period for us. The results for the year overall were not what any of us would have preferred.

At Chimes in the fourth quarter, revenue rose to $7.7 million, up 32% over the fourth quarter of 2004 and up 4% sequentially. You may remember that last year at this time Chimes’ revenue was up 15% year-over-year but down 3% sequentially. So you can understand why we were very pleased at the way this business has grown during last 12 months; and the future looks even more promising.

During this quarter we began talking to our existing customer base about extensions of our service suite. We have begun to handle through Chimes the payrolling for temporary independent contractors, and we will be rolling out of module to help our customers manage more effectively requests for and evaluations of proposals to address IT-related projects.

Federal, also known as RGII, reported quarterly revenues of $11.2 million, down 4% from the fourth quarter of 2004 but up 3% sequentially. The year-over-year decline was due to the transition of restricted contracts, and we expect to return to organic growth for this unit in 2006.

During all of this time we have sustained long-term relationships with the Departments of Defense, Specialty Navy, Commerce, State, Labor, and the FAA. Funded backlog as of December 31, 2005, for RGII approximated $16 million; and contracted but unfunded backlog was about $119 million.

In the Commercial Services sector, fourth-quarter revenue was $46.9 million, a 6% decrease from the fourth quarter of 2004 and a 5% decline sequentially. During the fourth quarter we began to cull poorly performing relationships and services. However we were added to three new preferred vendor lists and renewed at several others during the quarter.

Total billable headcount decreased approximately 8% from 2004. Now, earlier I referenced the restructuring in Commercial. As such, we believe our Commercial Services business enters 2006 well positioned for a return to profitability. Now I will turn it over to Mike Shea.

 Mike Shea - Computer Horizons Corp. - CFO

 Thank you, Dennis. CHC recorded revenues for the fourth quarter of 2005 of $65.8 million, a 3% decrease over the fourth quarter of 2004 and a 2% decline on a sequential basis. For the fourth quarter of 2005, we reported a net loss of approximately $39.5 million or $(1.24) per share, compared with a net loss of $24.3 million or $(0.78) per share in the comparable period of 2004.

The fourth-quarter 2005 net loss included special charges totaling $36.6 million or $(1.15) per share related to expenses from the 2005 proxy contest, change of control payments, restructuring expenses, a loss on sale of investments, and an increase in the valuation allowance established for our deferred tax assets. Excluding these charges, the net loss for the fourth quarter of 2005 was $2.9 million or $(0.09) per share.

Gross margin for the fourth quarter of 2005 improved significantly to 31.3%, up from 29.9% in the comparable period of 2004.

CHC’s balance sheet metrics as of December 31, 2005, remained healthy. At the end of the fourth quarter, working capital was $51.4 million, with cash of $46.4 million, which includes Chimes’ vendor cash of $29.4 million; and we remain debt free.

Including both billed and unbilled receivables, days outstanding at December 31, 2005, decreased to 66 days from 73 at the end of the third quarter of 2005. I will now turn the call back over to Dennis.

 Dennis Conroy - Computer Horizons Corp. - President & CEO

 Thanks Mike.  Okay, looking ahead we expect 2006 revenue to be in the range of $280 million to $290 million, which is roughly 4% to 8% over 2005 results. Diluted earnings per share are expected to be in the range of $0.20 to $0.25 per share.

In the Commercial business, after the restructuring in December 2005, we only recently completed and rolled out 2006 goals and incentives and tightened up reporting indicators. We have been fixing a sharper eye on returns for projects and relationships, and have culled or cut back on some that don’t meet the test. As such, with industry winds at our back and structural reforms taking hold, we’re projecting flat to modest growth on the top line and expect a return to profitability as we ramp up through the second and third quarters of 2006.

In the Federal business unit, as new business development resources and focus take hold, we anticipate a modest upswing in top-line performance and continued solid bottom-line results.

At Chimes we fully expect continued strong top-line growth and bottom-line performance.

As you’ve heard so far this morning and as you would expect, this has been a busy and challenging period for the management team, as we simultaneously strive to improve the operations of the business and actively explore strategic alternatives.

Ultimately we must constantly remind ourselves that as performance goes over, which we have great influence, so goes our value and hence shareholder value. I appreciate the continued dedication and hard work of our employees, and the loyalty and support of our customers and shareholders. Now we will open the floor to questions.

 Q U E S T I O N  A N D  A N S W E R

Operator

 (OPERATOR INSTRUCTIONS) I am currently showing no questions. We will go ahead and give another reminder. (OPERATOR INSTRUCTIONS) [Brian Pfeifler] of Morgan Stanley.

 Brian Pfeifler - Morgan Stanley - Analyst

 Could you just give me an idea, with regard to the Jefferies assignment, when you would be able to definitively say you are no longer going to be pursuing something? Or when you would be able to come back to us to give some kind of idea of how the progress of that is going?

 Dennis Conroy - Computer Horizons Corp. - President & CEO

 As you probably understand given the business you are in, there is really nothing I can tell you about when or how or how much in the future. So I think you will unfortunately have to accept what I have said so far is all I can say. The process continues. We’re pleased with the pace, and as soon as we can provide more information, we will do that.

 Brian Pfeifler - Morgan Stanley - Analyst

 That’s fine. Thank you.

Operator

 Ben Stoller of HS Capital.

 Ben Stoller - Harman Stoller Capital - Analyst

 Actually my question was regarding the timeline for the strategic alternatives. But since that was answered, can you guys expand a little bit upon Chimes and the growth? I see the numbers coming out; they look fairly robust. And what we see going forward in Chimes in particular?

 Dennis Conroy - Computer Horizons Corp. - President & CEO

 Sure, Ben. I would be happy to do that. I am probably going to ask my colleague Brian Delle Donne to contribute a little to this question as well, because Chimes represents an important part of our business. We believe that the market for the services that Chimes provides has really entered a new phase of development.

The concept of Chimes and the value proposition are much more widely embraced now. The connection of Chimes-like services and software is much more easily accepted. So we think most of the missionary work is done.

Fortunately Chimes occupies a very enviable position. It’s a recognized brand. We have an image for quality service and innovation.

The really great news is that we have captured only a small portion of the available market. The estimates are that about 25% of the likely users for Chimes-like services have adopted some form of VMS; and we believe that the available market just among those 24% may be more than twice what we and our competitors enjoy in the way of service revenues today.

So we believe there is much more growth within those 25% of companies that are already partaking of the service; and we are geared up to capture -- we are gearing up to capture significant growth among the 75% or so who have not yet adopted Chimes-like services.

But let me ask Brian to comment further on what is happening in Chimes and our excitement about it.

 Brian Delle Donne - Computer Horizons Corp. - EVP & COO

 Thanks for the question. I think one of the most exciting aspects of Chimes is that we continue to innovate. As we listen to our customers, we are helping them solve the current and emerging challenges.

A couple in particular, there are some nice outside forces which gives some good lift to our offerings. In particular, with Sarbanes-Oxley, companies have some serious questions about the employment stats of its temporary workers and poorly documented workers.  We [Chimes] have taken on a risk-mitigating role in helping clients to manage, and give them better visibility on the types of employees, on a contingent basis or contract basis, that are working for the customers.

As the economy has swung back, permanent placement hiring has been on the rise. Chimes has a service offering now which goes beyond contingent work force acquisition to help our clients acquire permanent employees.

Likewise the acceptance of Chimes at our clients has caused them to put more types of hires through our program. As you might recall, in early days it was predominantly an IT work force management sort of model. But today the diversification of worker classes that are employed through Chimes is just astounding. Workers in the medical field, nurses, radiological technicians, lawyers, all different types of employees that go well beyond certainly the IT type of employment. And, we have witnessed a lot of strength coming from some of our channel partners, in particular in the healthcare arena, where Chimes has now been assisting hospitals in the way that they attract and retain temporary nursing staff.

So all of these elements are coming together to give us some good visibility on the look forward. We continue to listen to what our clients have to say, so that we can devise innovative and profitable offerings for us.

 Dennis Conroy - Computer Horizons Corp. - President & CEO

 Great.  Thanks, Brian.

 Ben Stoller - Harman Stoller Capital - Analyst

 One last question for Mike if I can.  It looks, with the amount of charges, quite a bit of charges in Q4. Are we pretty much done with the charges now? We’ve put everything plus the kitchen sink in there.  Is it now time to start growing the business and building without these charges that come up and/or have a nice starting point for potential buyers?

 Mike Shea - Computer Horizons Corp. - CFO

 Absolutely, Ben.  It is all behind us. Certainly a concerted effort here in the fourth quarter as you can see. So we are well positioned going into 2006 and are not expecting any type of special charges in the first quarter. We’ll have clean operations and you will see exactly where we stand.

 Ben Stoller - Harman Stoller Capital - Analyst

 Very good.  Thank you.

Operator

 (OPERATOR INSTRUCTIONS) [Daniel Kilmurray], UBS.

 Daniel Kilmurray - UBS - Analyst

 I was hoping you could just reconcile the cash situation for me. The year-over-year numbers, ‘04 to the end of ‘05, where there was a decline of $19 million; and then it is showing an increase of $16 million this year. And yet, and then the comment in the conference call that $29 million of that $46 million is vendor cash.  I just think it would be helpful to all, to actually understand better, how much of the cash on the balance sheet is ours, and just reconcile what happened over the last year.

 Mike Shea - Computer Horizons Corp. - CFO

 Sure. Let me take a shot at that, Dan. The actual operating cash at December 31 ‘05 is approximately $17 million; that is our cash position less the $29.4 million of vendor cash.

That compares to last year, on 12/31/04 we had $33.6 million of cash, of which $2.1 million of that was Chimes cash, leaving about $31 million of operating cash.

So basically what you’re looking at is a decline from $31 million of operating cash down to $17 million. That is how much operating cash is on the balance sheet and is available as of December 31, ‘05.

Primarily most of those, the cash drain, has come from our loss from operations, including the restructuring charges, some of the related severance, the change of control payments, and we did spend quite a bit of money on the two proxy contests as you know, which occurred during the year.

But to answer your initial question, operating cash available on the balance sheet currently is $17 million.

 Daniel Kilmurray - UBS - Analyst

 All right, thank you.

Operator

 Thank you. I’m currently showing no further questions. I would like to hand the floor back to the speakers for any concluding remarks.

 Dennis Conroy - Computer Horizons Corp. - President & CEO

 Okay. Thank you, Jackie. In closing I guess I would have to say I am confident that from an operational perspective CHC is on the right track, and you should expect better performance.

I am equally confident that we are on the right track with our strategic alternatives initiative; and that when the time is right will be prepared to share the results of that. So thank you all for participating in our call today. Have a good day.

Operator

 Thank you. This does conclude today’s teleconference. You may now disconnect your lines and have a wonderful day.

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